Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus relating to the proposed combination of Banc of California, Inc. (“BANC”) and PacWest Bancorp (“PACW”) and to the incorporation by reference therein of our reports dated February 27, 2023, with respect to the consolidated financial statements of BANC, and the effectiveness of internal control over financial reporting of BANC, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, CA
August 28, 2023